EXHIBIT 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

March 31, 2006

Boston Properties Limited Partnership

111 Huntington Avenue

Boston, Massachusetts 02199-7610

Ladies and Gentlemen:

We have acted as counsel for Boston Properties Limited Partnership, a Delaware limited partnership (the “Company”), and Boston Properties, Inc., a Delaware corporation and general partner of the Company (the “General Partner”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 (File No. 333-107792) (the “Registration Statement”) and (ii) a prospectus supplement, dated March 31, 2006 (the “Prospectus Supplement”), which supplements the prospectus included in the Registration Statement, relating to the offering of an aggregate principal amount of up to $460,000,000 of the Company’s Exchangeable Senior Notes due 2036 (the “Securities”). The Securities are being sold to the underwriter named in, and pursuant to, an underwriting agreement, by and between the Company and such underwriter (the “Underwriting Agreement”).

The Securities are being issued in accordance with the provisions of the Indenture, dated as of December 13, 2002, by and between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by a fifth supplemental indenture, to be dated as of April 6, 2006 (collectively, the “Indenture”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of officers of the Company and the General Partner.

The opinion expressed below is limited to New York law, the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States.

Based on the foregoing, we are of the opinion that the Securities have been duly authorized and, assuming the due authentication of the Securities (in the form examined by us) in accordance with the terms of the Indenture, when executed and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Boston Properties Limited Partnership

March 31, 2006

Our opinion above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We express no opinion on any provision of the Securities relating to waivers (including, without limitation, the waiver by any party of any right to trial by jury) to the extent such waivers may be held unenforceable or in violation of public policy regarding the exculpation of criminal violations, intentional harm and acts of gross negligence or recklessness.

We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K, dated April 6, 2006, and to references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

GOODWIN PROCTER LLP